Liberty Oilfield Services Inc. Announces Fourth Quarter and Full Year 2019 Financial and Operational Results
February 5, 2020
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today fourth quarter and full year 2019 financial and operational results.
Summary Results and Highlights
•Revenue of $2.0 billion and net income1 of $75 million, or $0.53 fully diluted earnings per share, for the year ended December 31, 2019
•Adjusted EBITDA2 of $277 million and annualized Adjusted EBITDA per average active fleet of $12.2 million for the year ended December 31, 2019
•Revenue of $398 million and net loss1 of $18 million, or $0.15 fully diluted loss per share, for the quarter ended December 31, 2019
•Adjusted EBITDA2 of $30 million and annualized Adjusted EBITDA per average active fleet of $5.2 million for the quarter ended December 31, 2019
“We are pleased to have delivered solid financial results given a macroeconomic backdrop that became more challenging as the year progressed. The focus and ingenuity of our employees combined with deep relationships with our partners across the value chain enabled us to achieve record operational efficiency in 2019. The Liberty family’s accomplishments exemplify our ongoing commitment to executing a prudent strategy that has remained unchanged since our company was founded: delivering superior returns and generating free cash flow, by balancing disciplined investment with maintaining a strong balance sheet and returning capital to shareholders. We achieve this by focusing on a partnership with our customers that is designed to bring the most cost-effective barrel of oil to market. Liberty demonstrated this commitment by delivering a Pre-Tax Return on Capital Employed (“ROCE”)3 of 10% in 2019, despite the challenging macroeconomic environment. Solid cash generation allowed us to organically grow our fleet count from 22 fleets at the end of 2018 to 24 fleets at the beginning of 2020, while returning $41 million of cash to shareholders in the form of quarterly dividends, distributions and the repurchase of 1.2% of our total outstanding shares in 2019. Further, we moved to a positive net cash position at year end.
We enter 2020 with significant momentum and a clear commitment to a value proposition designed to reward our shareholders and stakeholders alike through commodity cycles. We believe that investing in the future and our sustained focus on technology innovation combined with highly efficient operations and our strong balance sheet positions Liberty to deliver greater value for our shareholders through cycles,” commented Chris Wright, Chief Executive Officer.
Outlook
Our full fleet utilization for 2019 reflected the strong demand for Liberty’s differential frac services. We continued to prudently grow market share and pumped record sand volumes in 2019.
The pricing dynamic entering into 2020 is challenging. Total industry frac stages in North America were up marginally year-over-year in 2019. However, efficiency gains across the industry have raised the number of frac stages completed by each fleet by 10% to 20%, which implies a decrease of at least 10% in the active frac fleets needed to meet demand. The slowing pace of frac activity led to progressively lower demand for frac fleets through
1 Net income/loss attributable to controlling and noncontrolling interests.
2 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3 Pre-Tax Return on Capital Employed (“ROCE”) is an operational measure. Please see the supplemental financial information in the table under “Calculation of Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.

the second half of 2019, resulting in pricing pressure on services. The substantial oversupply of frac equipment in the second half of 2019 was the pricing backdrop for 2020 dedicated fleet negotiations.
The supply of staffed fracturing fleets across the industry fell meaningfully in late 2019. While this trend will be helpful in the long term, we believe the impact of attrition has not yet supported an improvement in pricing for services at the start of 2020. There remains an oversupply of frac fleets in the market and we do not expect pricing to improve materially until supply of actively staffed frac equipment better balances with demand. Increased profitability will have to come from technology, increased efficiency and improved processes.
Future activity projections for the industry are dependent on multiple factors including commodity prices, availability of capital, and takeaway capacity in each basin. For Liberty fleets, demand has been strong since the beginning of the year, and we chose to activate our 24th frac fleet earlier this year as part of growing our business with larger customers to support their long-term development programs. Based on our current visibility into our customers’ plans for 2020, we believe this level of demand is likely to continue through the year.
Commenting on the outlook, Wright added, “During the 2015 to 2016 downturn, Liberty played offense. We grew our market share and invested in our technology systems and culture. We were well-positioned to take advantage of an improving market. We are following the same strategy this time. While the timing of an improvement in market conditions remains uncertain, we expect to make significant progress in 2020 across all fronts: customers, culture, operations, technology and next generation frac fleets.”
Since inception, Liberty has invested in equipment and people that lead the industry in technology and efficiency. Liberty is a first mover in driving an Environmental, Social and Governance (“ESG”) conscious approach to hydraulic fracturing. We have partnered with our customers to advance ESG solutions since inception, as demonstrated by our market leading low-emission Quiet Fleets®. Every Liberty new build fleet since 2013 has been either able to run on natural gas or is the latest generation Tier 4 engine, with dramatically reduced emissions. Being a leader in ESG goes beyond emissions and Liberty is focused on leading the industry in all aspects of frac operations. These include safe operations, dust and noise mitigation, traffic management, environmentally safe fluid systems and deep community engagement.
2019 Full Year Results
For the year ended December 31, 2019, revenue decreased 8% to $2.0 billion compared to $2.2 billion in 2018.
Net income1 totaled $75 million for the year ended December 31, 2019 compared to net income of $249 million for the year ended December 31, 2018. Current year results include income tax expense of $14 million, compared to $40 million for the year ended December 31, 2018.
Adjusted EBITDA2 decreased 37% to $277 million in the year ended December 31, 2019 compared to $438 million in 2018. Annualized Adjusted EBITDA per average active fleet decreased to $12.2 million for the year ended December 31, 2019, compared to $20.6 million for the year ended December 31, 2018. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
For the year ended December 31, 2019, ROCE was 10%. Please refer to the calculation of ROCE at the end of this earnings release.

Fourth Quarter Results
The sequential slowdown of completions in the fourth quarter was more pronounced than that experienced during the same period in 2018, as operators managed completions to fixed capital expenditure budgets, and some were constrained by capital markets. These capital constraints caused gaps in the completions schedule and negatively affected overall fleet utilization. Further, the oversupply of frac fleets was a negative drag on pricing for spot work available to fill in gaps related to dedicated operators’ scheduling issues. Despite these challenging conditions during the fourth quarter, Liberty achieved positive cash flow from operations without structural changes to our fleet count or workforce, as visibility into early 2020 customer activity levels afforded us the opportunity to maintain our size and scale to meet strong customer demand for Liberty’s differential services. This demand has remained strong since the outset of the year, positioning us to commission our 24th fleet last month, a testament to the high level of dedicated customer interest for our best-in-class fleets.
For the fourth quarter of 2019, revenue decreased 23% to $398 million from $515 million in the third quarter of 2019.
Net loss before income taxes totaled $22 million for the fourth quarter of 2019 compared to net income before income taxes of $23 million for the third quarter of 2019.
Net loss1 (after taxes) totaled $18 million for the fourth quarter of 2019 compared to net income1 of $19 million in the third quarter of 2019.
Adjusted EBITDA2 decreased 57% to $30 million from $70 million in the third quarter. Annualized Adjusted EBITDA per average active fleet decreased to $5.2 million in the fourth quarter compared to $12.1 million in the third quarter. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted loss per share was $0.15 for the fourth quarter of 2019 compared to fully diluted earnings per share of $0.15 for the third quarter of 2019.
Balance Sheet and Liquidity
As of December 31, 2019, Liberty had cash on hand of $113 million and total debt of $106 million, net of deferred financing costs and original issue discount. There were no borrowings drawn on the ABL credit facility, and total liquidity, including availability under the credit facility, was $283 million.
Stockholder Returns
Liberty’s financial results, favorable long-term outlook and strong balance sheet, support our balanced strategy of disciplined growth and returning capital to our stockholders. Liberty is committed to compounding stockholder value by reinvesting cash flow at high rates of return and returning cash to stockholders as appropriate. We are excited by the growth opportunities in front of us and the positive long-term outlook for the shale revolution and the benefits that this brings to our industry and the country as a whole.
During the year ended December 31, 2019 the Company paid quarterly cash dividends of $0.05 per share of Class A common stock, or approximately $15 million in aggregate to stockholders. Liberty Oilfield Services New HoldCo LLC (Liberty LLC) also paid quarterly distributions of $0.05 per unit, for total dividends and distributions of approximately $23 million.
Liberty announced on January 22, 2020 a cash dividend of $0.05 per share of Class A common stock, to be paid on March 20, 2020 to holders of record as of March 6, 2020. A distribution of $0.05 per unit has also been approved for holders of units in Liberty LLC, which will use the same record and payment date.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, February 6, 2020. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Oilfield services call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10133479. The replay will be available until February 13, 2020.
About Liberty
Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the

SEC on February 28, 2019 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Statement of Income Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$397,971	$515,079	$473,115	$1,990,346	$2,155,136
Costs of services, excluding depreciation and amortization shown separately	344,430	421,007	377,590	1,621,180	1,628,753
General and administrative	26,210	25,302	25,403	97,589	99,052
Depreciation and amortization	44,299	42,324	34,183	165,379	125,110
Loss (gain) on disposal of assets	1,359	(124)	(5,608)	2,601	(4,342)
Total operating expenses	416,298	488,509	431,568	1,886,749	1,848,573
Operating (loss) income	(18,327)	26,570	41,547	103,597	306,563
Interest expense, net	3,176	3,726	3,463	14,681	17,145
Net (loss) income before taxes	(21,503)	22,844	38,084	88,916	289,418
Income tax (benefit) expense	(3,095)	4,004	4,147	14,052	40,385
Net (loss) income	(18,408)	18,840	33,937	74,864	249,033
Less: Net income attributable to predecessor, prior to Corporate Reorganization	—	—	—	—	8,705
Less: Net (loss) income attributable to noncontrolling interests	(6,260)	7,842	14,951	35,861	113,979
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders	$(12,148)	$10,998	$18,986	$39,003	$126,349
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders per common share (1):
Basic	$(0.15)	$0.15	$0.28	$0.54	$1.84
Diluted	$(0.15)	$0.15	$0.27	$0.53	$1.81
Weighted average common shares outstanding:
Basic	79,182	74,173	68,881	72,334	68,838
Diluted (2)	79,182	113,064	116,109	105,256	117,838

Other Financial and Operational Data
Capital expenditures (3)	$56,211	$30,344	$87,354	$181,613	$271,851
Adjusted EBITDA (4)	$30,171	$70,043	$71,984	$277,149	$438,234
Total Fleets at beginning of period (5)	23.0	23.0	22.0	22.0	19.0
Total Fleets at end of period (5)	23.0	23.0	22.0	23.0	22.0
Average Active Fleets (6)	23.0	23.0	22.0	22.8	21.3
Annualized Adjusted EBITDA per Average Active Fleet (7)	$5,204	$12,082	$12,981	$12,156	$20,574

(1)Net income attributable to Liberty Oilfield Services Inc. stockholders per common share for the year ended December 31, 2018 does not include net income attributable to our predecessor, prior to corporate reorganization.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended December 31, 2019, exclude weighted average shares of Class B common stock (32,993), restricted shares (349) and restricted stock units (2,066) outstanding during the period. For the three months ended September 30, 2019, diluted weighted average common shares outstanding excludes the weighted average shares of Class B common stock (1,152) exchanged during the period. For the year ended December 31, 2019, diluted weighted average common shares outstanding excludes the weighted average shares of Class B common stock (9,057) exchanged during the period (share counts presented in 000's).
(3)Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.
(5)Total Fleets represents the number of deployed and active fleets as of the designated date.
(6)Average Active Fleets is calculated as the daily average of the number of active fleets for the period presented.
(7)Annualized Adjusted EBITDA per Average Active Fleet is calculated as Adjusted EBITDA for the year, or respective quarter annualized, divided by the Average Active Fleets, as defined above.

Liberty Oilfield Services Inc.
Condensed Consolidated and Combined Balance Sheets
(unaudited, amounts in thousands)
	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$112,690	$103,312
Accounts receivable and unbilled revenue	252,910	247,961
Inventories	88,547	60,024
Prepaids and other current assets	34,827	49,924
Total current assets	488,974	461,221
Property and equipment, net	651,703	627,053
Operating and finance lease right-of-use assets	108,413	—
Other assets	34,339	28,227
Total assets	$1,283,429	$1,116,501
Liabilities and Equity
Current liabilities:
Accounts payable	$117,613	$80,490
Accrued liabilities	108,954	138,861
Current portion of operating and finance lease liabilities	39,519	—
Current portion of long-term debt, net of discount	409	385
Total current liabilities	266,495	219,736
Long-term debt, net of discount	105,731	106,139
Long-term operating and finance lease liabilities	61,571	—
Deferred tax liability	19,659	32,994
Payable pursuant to tax receivable agreement	48,481	16,818
Total liabilities	501,937	375,687

Stockholders’ equity:
Common Stock	1,126	1,136
Additional paid in capital	410,596	312,659
Retained earnings	143,105	119,274
Total stockholders’ equity	554,827	433,069
Noncontrolling interest	226,665	307,745
Total Equity	781,492	740,814
Total liabilities and equity	$1,283,429	$1,116,501

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net (loss) income	$(18,408)	$18,840	$33,937	$74,864	$249,033
Depreciation and amortization	44,299	42,324	34,183	165,379	125,110
Interest expense, net	3,176	3,726	3,463	14,681	17,145
Income tax (benefit) expense	(3,095)	4,004	4,147	14,052	40,385
EBITDA	$25,972	$68,894	$75,730	$268,976	$431,673
Fleet start-up costs	1,787	1,273	1,227	4,519	10,069
Asset acquisition costs	—	—	635	—	632
Loss (gain) on disposal of assets	1,359	(124)	(5,608)	2,601	(4,342)
Bad debt reserve	1,053	—	—	1,053	—
Advisory services fees	—	—	—	—	202
Adjusted EBITDA	$30,171	$70,043	$71,984	$277,149	$438,234

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	December 31, 2019
	2019	2018
Net income	$74,864
Add back: Income tax expense	14,052
Pre-tax net income	$88,916
Capital Employed
Total debt, net of discount	$106,140	$106,524
Total equity	781,492	740,814
Total Capital Employed	$887,632	$847,338

Average Capital Employed (1)	$867,485
Pre-Tax Return on Capital Employed (2)	10%

(1)Average Capital Employed is the simple average of Total Capital Employed as of December 31, 2019 and 2018.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended December 31, 2019 to Average Capital Employed.